Exhibit 99.1

Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A. (949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Meade Instruments Corp.	The Piacente Group, Inc.

Brent Christensen, CFO Tel: 949-451-1450 Fax: 949-451-1460	Brandi Piacente Tel: 212-481-2050 Email:	brandi@tpg-ir.com

Meade Receives Notification From Nasdaq Regarding Failure To File Report

IRVINE, Calif. – June 22, 2006 – Meade Instruments Corp. (Nasdaq NM: MEAD), today announced that on June 19, 2006, it received a Nasdaq Staff Determination indicating that the Company failed to comply with the requirement for continued listing set forth in Nasdaq Marketplace Rule 4310 (c)(14) because the Company has not yet filed its Form 10-K for the period ended February 28, 2006, and that its securities are, therefore, subject to delisting from The Nasdaq National Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company’s request for continued listing. As previously reported, the Company will endeavor to file its Form 10-K as promptly as practicable.

About Meade Instruments

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer under the Meade®, Simmons® and Bresser® brand names. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations. Such statements, including the Company’s continued listing on The Nasdaq National Market and the filing of its Form 10-K for the fiscal year ended February 28, 2006, involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the timing and outcome of the Nasdaq hearing and the timing and outcome of the independent evaluation and SEC informal inquiry regarding the Company’s stock option grant practices previously reported. For additional information, refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent quarterly and annual reports on Forms 10-Q and Form 10-K .

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